Exhibit 4.1

FISCAL AND PAYING AGENCY AGREEMENT
Between
ORIGIN BANK,
Issuer
and
U.S. Bank National Association
Fiscal and Paying Agent
_______________________
Dated as of
February 6, 2020
_______________________
4.25% Fixed-to-Floating Subordinated Notes Due 2030

This Fiscal and Paying Agency Agreement (as may be amended, supplemented or otherwise modified from time to time, and together with all Exhibits hereto, this “Agreement”) is dated as of February 6, 2020, between Origin Bank, a Louisiana state-chartered commercial bank (the “Issuer”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Fiscal and Paying Agent”).
WHEREAS, the Issuer plans to issue up to $70,000,000 aggregate principal amount of the Issuer’s 4.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement, the Subordinated Note Purchase Agreement, dated as of the date hereof, and the Notes; and
WHEREAS, the Issuer desires to appoint the Fiscal and Paying Agent as fiscal and paying agent of the Issuer with respect to the preparation, authentication, delivery, registration and payment of the Notes.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
APPOINTMENT
Section 1.1.    Appointment of Fiscal and Paying Agent and Registrar. The Fiscal and Paying Agent is hereby appointed by the Issuer as fiscal and paying agent for the Notes on the terms and conditions specified in this Agreement, and the Fiscal and Paying Agent hereby accepts such appointment subject to all of the rights, privileges and protections in this Agreement. The Issuer hereby appoints the Fiscal and Paying Agent as registrar for the Notes.
ARTICLE II
THE NOTES
Section 2.1.    Issuance and Form of Notes. Except as otherwise provided herein, the Notes will be represented by one or more global certificates, each such certificate being hereinafter called a “Global Note.” All Global Notes shall be registered in the name of The Depository Trust Company (“DTC”) or its nominee, as depository. The Global Notes shall be substantially in the form set forth in Exhibit A hereto, and the provisions of such Global Notes are expressly incorporated into and made a part of this Agreement. The Global Notes may also have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any applicable law or with any applicable rules or regulations made pursuant thereto or with the rules or regulations of any securities exchange or governmental agency or as may, consistently herewith, be determined by the officers of the Issuer executing such Global Notes, as evidenced by their execution thereof. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee and its participants.
Purchasers of Notes may receive certificated Notes in definitive form (each, a “Certificated Note”) only as provided in Section 2.5 below and in accordance with the procedures set forth in Section 2.6 below. The Certificated Notes (which shall be substantially in the form of Exhibit A hereto) shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, all as determined by the officers or other authorized representatives of the Issuer executing such Certificated Notes, as evidenced by their execution of such Certificated Notes.
Except as provided in Section 2.5 or Section 2.6 below, owners of beneficial interests in the Global Notes will not be entitled to receive Certificated Notes.
Section 2.2.    Certificates of Authorized Representatives of the Issuer. The Issuer shall furnish the Fiscal and Paying Agent with a certificate of the Secretary, Assistant Secretary or other duly authorized officer of the Issuer certifying the incumbency and specimen signatures of representatives of the Issuer authorized to execute, attest and deliver the Notes and other documents on behalf of the Issuer and to instruct the Fiscal and Paying Agent regarding the completion and delivery of the Notes (each such representative, an “Authorized Representative”). Until the Fiscal

and Paying Agent receives a subsequent incumbency certificate of the Issuer, the Fiscal and Paying Agent shall be entitled to rely on the last such certificate delivered to it for purposes of determining any Authorized Representative.
Section 2.3.    Completion, Authentication and Delivery.
(a)    All Notes shall be issued and delivered in accordance with this Agreement, and, in the case of the Global Notes, the letter of representations (including all relevant riders and annexes thereto) from the Issuer to DTC dated January 30, 2020. Notwithstanding the foregoing, the Fiscal and Paying Agent shall not be required to perform any duties on any day that is not a Business Day (as hereinafter defined). All instructions regarding the completion and delivery of Notes shall be given in the form of a writing, executed on behalf of the Issuer by an Authorized Representative, delivered or transmitted by mail, courier, e-mail or other means reasonably acceptable to the Fiscal and Paying Agent and shall specify the form and contents of such Notes consistent with this Agreement, and otherwise provide the Fiscal and Paying Agent sufficient information to perform its obligations under this Section 2.3. Upon receipt of instructions as described in the preceding sentence and the Global Note(s) and/or Certificated Note(s) executed by the Issuer (which signature may be facsimile), the Fiscal and Paying Agent shall:
(i)    complete such Global Note(s) representing one or more Notes in accordance with such instructions;
(ii)    manually authenticate such Global Note(s) and/or Certificated Note(s) by any one of the officers or employees of the Fiscal and Paying Agent duly authorized and designated by it for such purpose;
(iii)    deliver any Global Note(s) to DTC or pursuant to DTC’s written instructions or hold such Global Note(s) as custodian for DTC; and
(iv)    deliver any Certificated Note(s) pursuant to the Issuer’s instructions.
(b)    Only Notes that bear thereon a certificate of authentication executed by the Fiscal and Paying Agent and dated the date of authentication in accordance with Section 2.3(a)(ii) above will be valid.
(c)    If any Note has been executed on behalf of the Issuer and authenticated by the Fiscal and Paying Agent by an officer or representative who was duly authorized for such purpose at such time, but who is not so designated at the time said Note is to be paid, the Note shall be paid by the Issuer, and the Fiscal and Paying Agent is hereby authorized to apply funds received from the Issuer for such payment, notwithstanding that the authority of said officer or representative which executed the Note has been terminated between the time of execution and the time of payment.
(d)    In the event a discrepancy exists between the instructions as originally received by the Fiscal and Paying Agent and any subsequent written confirmation thereof, such original instructions will be deemed controlling, if action has already been taken in reliance on such original instructions. The Fiscal and Paying Agent shall give notice to the Issuer of any such discrepancy known to it promptly upon receipt of such subsequent written confirmation.
(e)    All instructions regarding completion and delivery of Notes must be received in the case of the original issue of Notes, by the Fiscal and Paying Agent by the close of business on the Business Day preceding the original issue date as set forth in Section 2.7(c), and in the case of any subsequent instruction to complete and deliver Notes, by 2:00 p.m. (New York, New York time) on the second Business Day preceding the date of delivery, or in either case, such shorter period as the Fiscal and Paying Agent may determine. For purposes hereof, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are generally authorized or obligated by law to close in the City of New York, New York.
(f)    The Fiscal and Paying Agent shall incur no liability to the Issuer or to any other person or entity, including any holder, purchaser, transferor or transferee of Notes, in acting or refraining from taking any action hereunder upon instructions contemplated hereby which the officer of the Fiscal and Paying Agent in receipt of such instructions believed in good faith to have been given by an Authorized Representative.

(g)    Each instruction given to the Fiscal and Paying Agent in accordance with this Section 2.3 shall constitute a representation and warranty to the Fiscal and Paying Agent by the Issuer that the issuance and delivery of the Notes to which the instruction relates have been duly and validly authorized by the Issuer, that such Notes when completed, executed, authenticated and delivered pursuant hereto, will constitute valid and legally binding obligations of the Issuer, and that the Fiscal and Paying Agent’s appointment to act for the Issuer hereunder has been duly authorized by all necessary corporate action of the Issuer, and that the Fiscal and Paying Agent shall be fully defended and indemnified as applicable hereunder in connection with any liability arising out of or related to any action taken by the Fiscal and Paying Agent in good faith reliance on such instruction.
(h)    The Issuer hereby represents and warrants to the Fiscal and Paying Agent that:
(i)    The Issuer is duly organized and validly existing as a state-chartered bank in good standing under the laws of the State of Louisiana, with corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(ii)    The Issuer has the power and authority to execute and deliver this Agreement and to carry out its terms, and the execution, delivery and performance of this Agreement has been duly authorized by the Issuer by all necessary corporate action.
(iii)    The Issuer has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors’ rights in general and by general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
(iv)    The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not and will not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the charter or bylaws of the Issuer, or any indenture, agreement or other instrument to which the Issuer is a party or by which it is bound, (B) result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument or (C) violate any law or, to the best of the Issuer’s knowledge, any order, rule or regulation applicable to the Issuer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Issuer or its properties.
(v)    There are no proceedings or investigations pending or, to the Issuer’s knowledge, threatened before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Issuer or its properties (A) asserting the invalidity of this Agreement or the Notes, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or the Notes, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Issuer of its obligations under, or the validity or enforceability of, this Agreement.
Section 2.4.    Denominations. The Notes shall be issuable only in minimum denominations of $1,000 and any amount in excess thereof in increments of $1,000. Notes may not subsequently be transferred or exchanged by a holder for Notes in denominations of less than $1,000.
Section 2.5.    Issuance of Certificated Securities. If at any time (i) DTC notifies the Issuer in writing that it is unwilling or unable to continue as depository for the Global Notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depository is not appointed by the Issuer within 90 days after the effective date of DTC’s ceasing to act as depository for the Global Notes, (ii) the Issuer, at its option, notifies DTC and the Fiscal and Paying Agent in writing that it elects to cause the issuance of Notes in definitive form or (iii) any event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default (as defined in the Notes) with respect to the Notes, the Issuer will execute, and the Fiscal and Paying Agent will, upon receipt of instructions in writing from the Issuer, authenticate and deliver, upon surrender by DTC or a successor depository of the Global Notes, Certificated Notes of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of the Global Notes then outstanding in exchange for such Global Notes. Any such Certificated Notes will be issued in fully registered form to the persons designated in writing by DTC as the beneficial owners thereof, without coupons, in authorized denominations.
Section 2.6.    Transfer and Exchange of Notes.
(a)    Transfer of Global Note for Certificated Note. Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of DTC, transfers of such Global Note or a beneficial interest therein, in whole or in part, in the form of one or more Certificated Notes shall be made only in accordance with this Section 2.6(a) as follows:
(i)    A holder of a beneficial interest in a Global Note deposited with DTC may transfer its interest in such Global Note in the form of an interest in one or more Certificated Notes subject to the rules and procedures of DTC, as in effect from time to time, and in accordance with this Section 2.6(a). A holder of a beneficial interest in a Global Note may transfer such interest in the form of one or more Certificated Notes, only in minimum denominations of $1,000 or any amount in excess thereof in increments of $1,000.
(ii)    Upon receipt by the Fiscal and Paying Agent of (A) written instructions given in accordance with DTC’s procedures from a holder of a beneficial interest in a Global Note directing the Fiscal and Paying Agent to debit or to cause to be debited a beneficial interest in a Global Note in a specified principal amount from such holder’s account and to provide a beneficial interest of an equivalent principal amount in the form of one or more Certificated Notes, (B) a written order signed by an Authorized Representative of the Issuer for the authentication and delivery of Certificated Notes and confirming that all conditions precedent thereto under this Agreement have been satisfied and (C) Certificated Notes executed by the Issuer in a sufficient quantity, which delivery shall be made no later than 30 days after the first date on which interests in a Global Note are to be made available in definitive form, the Fiscal and Paying Agent shall instruct DTC to reduce the Global Note by the aggregate principal amount of the beneficial interest in the Global Note to be so exchanged or transferred and the Fiscal and Paying Agent shall, concurrently with such reduction, authenticate and deliver in accordance with the Issuer’s written instructions one or more Certificated Notes in an equivalent aggregate principal amount. In no event will the Fiscal and Paying Agent be liable for the costs and expenses of printing, preparing or delivering any Certificated Notes.
(b)    Transfer of Certificated Note for Global Note.
(i)    A registered holder of a Certificated Note may transfer such Certificated Note in the form of a beneficial interest in a Global Note, only in minimum denominations of $1,000 or any amount in excess thereof in increments of $1,000 and in accordance with any restrictions set forth on the face of such Certificated Note. If a registered holder of a Certificated Note wishes at any time to transfer such Note to a person who wishes to take delivery in the form of a beneficial interest in a Global Note, such holder may, subject to the rules and procedures of DTC, transfer or cause the transfer of such Certificated Note for an equivalent beneficial interest in a Global Note upon presentation and surrender of the Certificated Note at the office of the Fiscal and Paying Agent, accompanied by a written instrument of transfer in form and substance satisfactory to the Issuer and the Fiscal and Paying Agent duly executed by the registered holder thereof or his or her attorney-in-fact duly authorized in writing.
(ii)    Upon receipt by the Fiscal and Paying Agent of the surrendered Certificated Note from the transferor and the written instrument of transfer referred to in clause (i) above, the Fiscal and Paying Agent shall instruct DTC, in accordance with DTC’s procedures, to increase the principal amount of the Global Note by the aggregate principal amount of such surrendered Certificated Note. The Fiscal and Paying Agent shall record the transfer in the Security Register (as hereinafter defined) in accordance with Section 2.7, in the names specified in the written instrument of transfer and in the principal amounts designated by the transferee (which shall be the aggregate of the face amounts of the Certificated Notes surrendered by the transferor).

(c)    Transfer and Exchange of Certificated Note for Certificated Note.
(i)    Transfer of Certificated Note. The registered holder of any Certificated Note may transfer the same in whole or in part only in minimum denominations of $1,000 or any amount in excess thereof in increments of $1,000 by surrendering at the office of the Fiscal and Paying Agent such Certificated Note with the form of transfer thereon duly endorsed by the registered holder thereof or his attorney-in-fact duly authorized in writing. Upon receipt by the Fiscal and Paying Agent of (A) Certificated Notes properly presented for transfer, (B) an order signed by an Authorized Representative of the Issuer for the authentication and delivery of Certificated Notes and confirming that all conditions precedent thereto under this Agreement have been satisfied and (C) Certificated Notes executed by the Issuer in a sufficient quantity, which delivery shall be made no later than 30 days after the first date on which the Certificated Notes were submitted for transfer at the office of the Fiscal and Paying Agent, the Fiscal and Paying Agent shall promptly authenticate and deliver to the transferee, or send by mail (at the risk of the transferee) to such address as the transferee may request in writing, Certificated Notes registered in the name of such transferee, for the same aggregate principal amount as was transferred. In the case of the transfer of any Certificated Notes in part, the Fiscal and Paying Agent shall also promptly authenticate and deliver to the transferor or send by mail (at the risk of the transferor) to such address as the transferor may request in writing, Certificated Notes registered in the name of the transferor, for the aggregate principal amount that was not transferred. No transfer of any Certificated Notes may be made unless the request for such transfer is made by the registered holder or by a duly authorized attorney-in fact of such holder at the office of the Fiscal and Paying Agent. In no event will the Fiscal and Paying Agent be liable for the costs and expenses of printing, preparing or delivering any Certificated Notes.
(ii)    Exchange of Certificated Note. At the option of the registered holder on request confirmed in writing and subject to applicable laws and regulations and to the terms set forth in the Certificated Note, Certificated Notes may be exchanged for Certificated Notes of any authorized denominations and of equal aggregate principal amount, upon surrender of the Certificated Notes to be exchanged at the office of the Fiscal and Paying Agent. Whenever any Certificated Note is so surrendered for exchange, together with a written request for exchange, the Issuer shall execute, and the Fiscal and Paying Agent shall promptly authenticate and deliver, Certificated Notes which the holder making the request for exchange is entitled to receive.
(d)    Transfer and Exchange of the Global Notes. The transfer and exchange of a Global Note or beneficial interests therein shall be effected through DTC, or other depository for the Global Notes, in accordance with this Agreement and the procedures of DTC or such other depository for the Global Notes. Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 2.5 hereof), a Global Note may not be transferred except as a whole and not in part by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.
(e)    No Liability for Costs. In no event shall the Fiscal and Paying Agent be liable for any costs (including legal fees) arising out of the transactions contemplated hereby, all such costs shall be borne by the Issuer or holder(s) of the Notes seeking to effect such transactions.
Section 2.7.    Registration; Registration of Transfer and Exchange.
(a)    The Fiscal and Paying Agent shall, so long as any of the Notes remain outstanding, maintain all records as may be customary, including all forms of transfer for the Notes and shall:
(i)    Keep at its corporate trust office a register (the “Security Register”) in such form as the Fiscal and Paying Agent may determine, in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration of the Notes and registration of transfer thereof; and
(ii)    Maintain records showing for each outstanding Note the principal amount, maturity date, interest rate and other terms thereof, and all subsequent transfers and consolidations or exchanges; provided that the Fiscal and Paying Agent shall have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and it shall be fully protected in acting or refraining from acting on any such information provided by DTC (or other depository for the Global Notes) and the Fiscal and Paying Agent may regard such depository as the sole registered holder of such Global Note.
(b)    All Notes presented for registration of transfer shall be duly endorsed or be accompanied by a written instrument of transfer and such other documentation as may be required pursuant to Section 2.6. The Global Notes transferred pursuant to Section 2.6(d) must be registered in such names as DTC will direct in writing.
(c)    Each Note shall bear the original issue date of February 6, 2020, which shall remain the same for all Notes subsequently issued upon registration of transfer, exchange or substitution of such original Note regardless of the date of issuance of any such subsequently issued Note.
(d)    The Fiscal and Paying Agent shall not have any responsibility or obligation to any beneficial owner of an interest in a Global Note, an agent member of, or a participant in, DTC or other person with respect to the accuracy of the records DTC or its nominee or of any participant or agent member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, agent member, beneficial owner or other person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to holders in respect of the Notes shall be given or made only to or upon the order of the registered holders thereof (which shall be DTC or its nominee in the case of a Global Note). The Fiscal and Paying Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its agent members, participants and any beneficial owners. The Fiscal and Paying Agent shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among the DTC participants, agent members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Agreement and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 2.8.    Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuer, the Fiscal and Paying Agent and any agent of the Issuer or the Fiscal and Paying Agent may treat the person in whose name such Note is registered as the absolute owner of the Note for the purpose of receiving payments of principal and interest, if any, and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Issuer nor the Fiscal and Paying Agent shall be affected by notice to the contrary.
Section 2.9.    Mutilated, Lost, Stolen or Destroyed Global Notes. If (a) any mutilated Note shall be surrendered to the Fiscal and Paying Agent, or if the Fiscal and Paying Agent shall receive evidence to its satisfaction of the destruction, loss or theft of any Note and (b) there shall be delivered to the Fiscal and Paying Agent and the Issuer such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of the Issuer having notice that such Note has been acquired by a purchaser, the Issuer shall execute and the Fiscal and Paying Agent shall thereupon authenticate and deliver, in exchange for, or in lieu of, any such mutilated, destroyed, lost or stolen Note, a new Note, of like tenor and denomination. In connection with the issuance of any new Note under this Section 2.9, the Issuer or the Fiscal and Paying Agent may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Any duplicate Note issued pursuant to this Section 2.9 shall constitute conclusive evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time. The Fiscal and Paying Agent shall keep a full and complete record of all such duplicate issued Notes and shall make such record available at all reasonable times to the Issuer and any persons authorized by the Issuer for inspection and for the taking of copies thereof or extracts therefrom.
Section 2.10.    Notes Acquired by the Issuer. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a satisfaction of the indebtedness or rights represented by such Notes unless and until the same are delivered or surrendered to the Fiscal and Paying Agent by the Issuer with written instructions signed by an Authorized Representative directing their cancellation.

Section 2.11.    Redemption.
(a)    Notices to Fiscal and Paying Agent. If the Issuer elects to redeem the Notes pursuant to the optional redemption provision of this Section 2.11 hereof, it shall furnish to the Fiscal and Paying Agent, at least 30 days but not more than 60 days before a redemption date, a certificate signed by the Chief Executive Officer or the Chief Financial Officer, and by the Secretary, or an Assistant Secretary, of the Issuer, and delivered to the Fiscal and Paying Agent (an “Officer’s Certificate”) setting forth (i) the redemption date and (ii) the principal amount of the Notes to be redeemed.
(b)    Selection of Notes to Be Redeemed.
(i)    If less than all of the Notes are to be redeemed at any time, the Notes to be redeemed shall be selected on a pro rata basis, by lot or otherwise in accordance with DTC’s applicable procedures or if held in physical form, subject to adjustments so that no Notes of $1,000 or less will be redeemed in part.
(ii)    The Fiscal and Paying Agent shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes in amounts of $1,000 or less shall be redeemed in part. Notes and portions of Notes selected shall be in amounts of $1,000 and any amount in excess thereof that is a whole multiple of $1,000.
(c)    Notice of Redemption.
(i)    At least 30 days but not more than 60 days before a redemption date, the Issuer shall deliver or cause to be delivered, by first class mail or electronic transmission, a notice of redemption to the Fiscal and Paying Agent and each holder whose Notes are to be redeemed at its registered address.
(ii)    The notice shall identify the Notes to be redeemed and shall state:
a)    the redemption date;
b)    if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the holder thereof upon cancellation of the original Note;
c)    the name and address of the Fiscal and Paying Agent;
d)    that Notes called for redemption must be surrendered to the Fiscal and Paying Agent to collect the redemption price and become due on the date fixed for redemption;
e)    that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date; and
f)    the paragraph of the Notes and/or Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.
(iii)    At the Issuer’s request, the Fiscal and Paying Agent shall give the notice of redemption in the Issuer’s name and at its expense; provided, that the Issuer shall have delivered to the Fiscal and Paying Agent, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Fiscal and Paying Agent give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. The notice, if delivered in the manner provided herein shall be presumed to have been given, whether or not the holder receives such notice.

(d)    Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 2.11 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.
(e)    Deposit of Redemption Price.
(i)    On or one Business Day prior to the redemption date, the Issuer shall deposit with the Fiscal and Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Fiscal and Paying Agent shall promptly return to the Issuer any money deposited with the Fiscal and Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.
(ii)    If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal.
(f)    Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and the Fiscal and Paying Agent shall authenticate for the holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered. No Notes in denominations of $1,000 or less shall be redeemed in part.
(g)    Optional Redemption. The Notes will be redeemable, in accordance with this Section 2.11, at the option of the Issuer (i) in whole or from time to time in part, upon not less than 30 nor more than 60 days’ prior notice, on any date on or after February 15, 2025 or (ii) in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice, at any time within 90 days following the occurrence of a Special Event (as defined below), in each case at a redemption price equal to the sum of 100% of the principal amount thereof and any accrued and unpaid interest to, but not including, the redemption date (subject to the rights of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date). No Notes in denominations of $1,000 or less shall be redeemed in part.
“Special Event” means the Issuer’s good faith determination that one of the following events has occurred:
1)    a “tax event” which means the Issuer’s receipt of an opinion of independent tax counsel to the effect that, as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any rule or regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Issuer’s federal income tax returns or positions or a similar audit of any of the Issuer’s affiliates or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Issuer on the Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Issuer, in whole or in part, for United States federal income tax purposes;
2)    a “regulatory capital treatment event” which means the Issuer’s good faith determination that, as a result of (i) any amendment to, clarification of, or change in (including any announced prospective change), the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes; (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Notes; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Notes, there is more than an insubstantial risk that the Issuer will not be entitled to treat the full principal amount of the Notes as “Tier 2” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Deposit Insurance Corporation (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any Notes are outstanding. “Appropriate federal banking agency” in this section means the appropriate federal banking agency with respect to the Issuer as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision; or
3)    the Issuer becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.
Section 2.12.    CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Fiscal and Paying Agent shall use “CUSIP” numbers in notices of redemption as a convenience to holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Fiscal and Paying Agent in writing of any change in the “CUSIP” numbers.
ARTICLE III
THE FISCAL AND PAYING AGENT
Section 3.1.    Payment of Notes. Payment of the principal and interest payable on the date of maturity of any Note will be made (i) in the case of any Global Notes, through the facilities of DTC, or (ii) in the case of any Certificated Notes, by check mailed to the registered holder at the address of such holder as it appears on the Security Register or, at the option of the Issuer, by wire transfer in immediately available funds to a bank account in the United States designated by the holder, in each case upon presentation and surrender of such Note at the office of the Fiscal and Paying Agent in St. Paul, Minnesota, or at such other place or places in the United States as the Fiscal and Paying Agent shall designate by notice to the holder; provided that such Note is presented to the Fiscal and Paying Agent in time for the Fiscal and Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest will be made through the facilities of DTC, in the case of any Global Notes, or, with respect to any Certificated Notes, by check mailed to the holder at the address of such holder as it appears on the Security Register. The Fiscal and Paying Agent shall have no obligation to use its own funds for any such payment or for any other purpose pursuant to this Agreement.
Section 3.2.    Information Regarding Amounts Payable. The Fiscal and Paying Agent shall, as soon as practicable after each record date for the payment of interest (other than interest payable at maturity) on the Notes but not later than five days preceding the related interest payment date, notify the Issuer of the interest to be paid on the Notes on the related interest payment date. In addition, by the 15th day of the month immediately preceding the month in which the Notes will mature, the Fiscal and Paying Agent shall furnish to the Issuer a list showing, for each Note issued by the Issuer, the principal and interest payable at maturity on each such Note.
Section 3.3.    Deposit of Funds. The Issuer shall deposit by 10:00 a.m., New York City time, with the Fiscal and Paying Agent (a) on each interest payment date of the Notes an amount in immediately available funds sufficient to pay the interest due on such date and (b) on the maturity date of each such Note an amount in immediately available funds sufficient to pay the principal of such Note and the interest accrued thereon to such maturity date.
Section 3.4.    Money for Note Payments to be Held.

(a)    In acting under this Agreement and in connection with the Notes, the Fiscal and Paying Agent is and will be acting not in its individual capacity, but solely as agent of the Issuer and does not assume any relationship of agency or trust for or with any of the holders of the Notes, except that, subject to the provisions of subsection (b) of this Section 3.4, all money deposited with the Fiscal and Paying Agent pursuant to (i) Section 3.3 shall be held by it for the benefit of the registered holders of the Notes entitled thereto and (ii) Section 2.11 for the benefit of the registered holders of the Notes entitled thereto until, in each case, such money is paid to such holders of the Notes, as applicable, in accordance with the provisions of the respective Notes and this Agreement or otherwise disposed of as provided herein, but such money need not be held in an interest bearing account or segregated from other funds of the Fiscal and Paying Agent except to the extent required by applicable law.
(b)    Any money deposited with the Fiscal and Paying Agent for the payment of the principal of or interest on any Note that remains unclaimed for one year after such principal or interest has become due and payable shall be paid to the Issuer, upon its written request signed by an Authorized Representative, and holders of the Notes shall thereafter, as unsecured general creditors, look only to the Issuer for payment thereof, and to the extent permitted by applicable law, all liability of the Fiscal and Paying Agent with respect to such money shall thereupon cease. The Issuer hereby assumes full responsibility for compliance with all applicable escheat and other laws governing unclaimed property and shall defend, hold harmless and indemnify the Fiscal and Paying Agent from and against any and all claims and liabilities arising out of or related to any money having been paid to the Issuer under this Section 3.4.
Section 3.5.    Information Regarding Amounts Due. Promptly following each record date, the Fiscal and Paying Agent will advise the Issuer of the amount of interest (to the extent then known) due on the next succeeding interest payment date; provided, however, the Fiscal and Paying Agent shall have no responsibility to determine or calculate any premium due on the Notes or a make-whole amount due and owing on the Notes. The Issuer may appoint a calculation agent (the “Calculation Agent”) to calculate the interest due with respect to the Notes on each Floating Interest Payment Date (as that term is defined in the Notes). The Fiscal and Paying Agent may serve as Calculation Agent subject to terms and conditions mutually acceptable to the Issuer and the Fiscal and Paying Agent. If at any time the Fiscal and Paying Agent is not acting as the Calculation Agent with respect to any Note, the Fiscal and Paying Agent will give any appointed Calculation Agent, which may include the Issuer, written notice of each interest payment date with respect to such Note at least three (3) Business Days prior to such interest payment date. If the Issuer is unable to reach an agreement with a bank or other entity that the Issuer deems appropriately qualified to act as Calculation Agent, the Issuer may appoint itself as Calculation Agent. Notwithstanding anything herein to the contrary, the Fiscal and Paying Agent shall have no responsibility to determine or calculate any premium due on the Notes or a make-whole amount due and owing on the Notes.
ARTICLE IV
CONDITIONS OF FISCAL AND PAYING AGENT’S OBLIGATIONS
Section 4.1.    Conditions of Fiscal and Paying Agent’s Obligations. The Fiscal and Paying Agent accepts its obligations set forth herein and in the Notes upon the terms and conditions hereof and thereof, including the following, to all of which the Issuer agrees and to all of which the rights of the holders from time to time of the Notes shall be subject:
(a)    The Fiscal and Paying Agent shall be entitled to the compensation to be agreed upon in writing with the Issuer for all services rendered by it, and the Issuer agrees promptly to pay such compensation and to reimburse the Fiscal and Paying Agent for reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred by it in connection with the services rendered by it hereunder. The Issuer also agrees to indemnify the Fiscal and Paying Agent for, and to hold it harmless against, any loss, liability, costs, claim, action, demand or expense (including the costs and expenses of investigating or defending against any claim of liability) incurred without gross negligence or willful misconduct on the part of the Fiscal and Paying Agent arising out of or in connection with its acting as Fiscal and Paying Agent hereunder or under the Notes, as the case may be, or performing any duties or exercising any rights pursuant to the terms and conditions hereof or of the Notes. The obligations of the Issuer under this Section 4.1(a) shall survive the payment of the Notes and the resignation or removal of the Fiscal and Paying Agent, as the case may be, and the termination of this Agreement.

(b)    In acting under this Agreement and in connection with the Notes, the Fiscal and Paying Agent is acting solely as agent of the Issuer and does not assume any obligation to, or relationship of agency or trust for or with, any of the owners or holders of the Notes except that all funds held by the Fiscal and Paying Agent for the payment of principal of or interest on the Notes shall be held in trust by the Fiscal and Paying Agent, as the case may be, and applied as set forth herein and in the Notes, provided that any such monies remaining unclaimed at the end of one year after the date on which such principal or interest shall have become due and payable shall be repaid to the Issuer, as provided and in the manner set forth in Section 3.4(b) hereof, whereupon the aforesaid trust shall terminate and all liability of the Fiscal and Paying Agent with respect to such monies shall cease.
(c)    The Fiscal and Paying Agent may consult with counsel, and any advice or written opinion of such counsel shall be full and complete authorization and protection, and no liability shall be incurred by it in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. The Fiscal and Paying Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document believed by it in good faith to be genuine and to have been presented or signed by the proper person or parties.
(d)    The Fiscal and Paying Agent and each of its directors, officers and employees, in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Issuer with the same rights that it would have had if it were not such Fiscal and Paying Agent or a director, officer or employee thereof, as the case may be, and may engage or be interested in any financial or other transaction with the Issuer and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or other obligations of the Issuer, as freely as if it were not such Fiscal and Paying Agent or an officer, director or employee thereof, as the case may be.
(e)    The recitals contained herein and in the Notes (except in the certificate of authentication of a duly appointed signatory of the Fiscal and Paying Agent) shall be taken as the statements of the Issuer, and the Fiscal and Paying Agent assumes no responsibility for the correctness of the same. The Fiscal and Paying Agent makes no representations as to the validity or sufficiency of this Agreement or the Notes. The Fiscal and Paying Agent shall not be accountable for the use or application by the Issuer of the proceeds of any Note or Notes authenticated and delivered by or on behalf of the Fiscal and Paying Agent in conformity with the provisions of this Agreement.
(f)    The Fiscal and Paying Agent shall be obligated to perform such duties and only such duties as are herein and in the Notes specifically set forth, and no implied duties or obligations shall be read into this Agreement or the Notes against the Fiscal and Paying Agent. No provision of this Agreement shall require the Fiscal and Paying Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights and powers.
(g)    Except as otherwise specifically provided herein or in the Notes, any order, certificate, notice, request, direction or other communication from the Issuer made or given under any provision of this Agreement shall be sufficient if executed by an Authorized Representative. From time to time the Issuer will, and upon a written request of the Fiscal and Paying Agent shall, furnish the Fiscal and Paying Agent with a certificate as to the incumbency and specimen signatures of persons who are then Authorized Representatives. Until the Fiscal and Paying Agent receives a subsequent certificate from the Issuer, the Fiscal and Paying Agent shall be entitled to rely on the last such certificate delivered to them for purposes of determining the Authorized Representatives.
(h)    The Fiscal and Paying Agent shall not have any duty or responsibility in case of any default by the Issuer in the performance of its obligations (including, without limiting the generality of the foregoing, any duty or responsibility to accelerate all or any of the Notes or to initiate or to attempt to initiate any proceedings at law or otherwise or to make any demand for the payment thereof upon the Issuer).
(i)    The Fiscal and Paying Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Fiscal and Paying Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the U.S. Federal Reserve Bank wire or any telex or other wire or communication facility).
(j)    The Fiscal and Paying Agent shall not be liable for any action taken or omitted to be taken or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Fiscal and Paying Agent be liable (i) for any indirect, consequential, punitive or special damages (including lost profits) or (ii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians in the absence of gross negligence or willful misconduct in their selection.
(k)    The Fiscal and Paying Agent shall not be deemed to have notice of any Event of Default unless a responsible officer of the Fiscal and Paying Agent shall have received written notice of any event which is in fact such a default and such notice references the Notes and this Agreement.
(l)    The permissive rights of the Fiscal and Paying Agent enumerated herein shall not be construed as duties of the Fiscal and Paying Agent.
(m)    The Fiscal and Paying Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Fiscal and Paying Agent shall have received an incumbency certificate from an Authorized Representative listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Fiscal and Paying Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Fiscal and Paying Agent in its discretion elects to act upon such instructions, the Fiscal and Paying Agent’s understanding of such instructions shall be deemed controlling. The Fiscal and Paying Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Fiscal and Paying Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Fiscal and Paying Agent, including without limitation the risk of the Fiscal and Paying Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.
Section 4.2.    Limitation on Liability. The Fiscal and Paying Agent may employ a custodian, agent, nominee or delegate to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Fiscal and Paying Agent (including the receipt of payment of money) to the extent consistent with the ordinary and usual course of business by the Fiscal and Paying Agent, consistent with other bank note program clients, and shall not be responsible for the misconduct or negligence of any such agent appointed with due care.
Section 4.3.    U.S.A. PATRIOT ACT. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT ACT, Pub. L. No. 107-56, 2001, 115 stat 272 (the “Patriot Act”)) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Fiscal and Paying Agent such information as it may request, from time to time, in order for the Fiscal and Paying Agent to satisfy the requirements of the Patriot Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.
ARTICLE V
RESIGNATION OR REMOVAL OF FISCAL AND PAYING AGENT
Section 5.1.    Resignation or Removal. The Fiscal and Paying Agent may at any time resign from its duties hereunder by giving written notice of resignation to the Issuer specifying the date on which such resignation shall become effective; provided, however, that, except in the case of resignation due to the Issuer’s breach of its obligations hereunder, such date shall not be less than 30 days after such notice is given to the Issuer. The Issuer may at any time remove the Fiscal and Paying Agent by giving written notice of removal to the Fiscal and Paying Agent specifying the date on which such removal shall be effective; provided, however, that such date shall be not less than 30 days after such notice is given to the Fiscal and Paying Agent. Any removal or resignation hereunder shall not affect the Fiscal and Paying Agent’s right to the payment of fees earned or charges incurred through the effective date of such removal or resignation, as the case may be. Under such circumstances, the Issuer may appoint a new Fiscal and Paying Agent in respect of any Notes. The Issuer shall notify, or cause the Fiscal and Paying Agent to notify, the holders of the Notes of the appointment of any successor Fiscal and Paying Agent or the undertaking of the Issuer to perform the functions of the Fiscal and Paying Agent.
Section 5.2.    Successor Fiscal and Paying Agent. Upon the effective date of any such resignation or removal, the Fiscal and Paying Agent shall deliver any funds then held by it pursuant to Section 3.4(a) to the successor appointed by the Issuer to serve as fiscal and paying agent for the applicable Notes, and all liability of the Fiscal and Paying Agent with respect to such funds shall thereupon cease. The Fiscal and Paying Agent shall also provide such successor with a copy of its records relating to the applicable Notes as such successor shall reasonably request. However, the Fiscal and Paying Agent may retain for archival purposes copies of any records turned over. If such successor has not been appointed by the Issuer by the effective date of such resignation or removal, the Fiscal and Paying Agent may petition any court of competent jurisdiction, at the Issuer’s expense (including the reasonable compensation, expenses, disbursements and advances of the Fiscal and Paying Agent, its agents and counsel), for the appointment of a successor fiscal and paying agent, and shall pay such funds and deliver such records to the person or persons appointed by such court of competent jurisdiction to act as fiscal and paying agent with respect to the applicable Notes, with the same effect as though such payment were made pursuant to Section 3.4(b). The delivery, transfer and assignment of such funds and records by the Fiscal and Paying Agent to its successor shall be sufficient, without the requirement of any additional act or the requirement of any indemnity to be given by the Fiscal and Paying Agent, to relieve the Fiscal and Paying Agent of all further responsibility for the exercise of the rights or the performance of the obligations vested in the Fiscal and Paying Agent pursuant to this Agreement.
Section 5.3.    Successor by Merger, etc. Any corporation or association into which the Fiscal and Paying Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust and agency business as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor Fiscal and Paying Agent hereunder and shall be vested with all of the rights, powers, trusts, duties and obligations of the Fiscal and Paying Agent hereunder, without the execution or filing of any instrument or any further act. The Fiscal and Paying Agent shall provide notice to the Issuer of any such conversion, merger, consolidation, sale or transfer as soon as practicable after the Fiscal and Paying Agent obtains knowledge that such event will occur or has occurred.
ARTICLE VI
EVENTS OF DEFAULT
Section 6.1.    Events of Default. “Event of Default,” wherever used in this Agreement with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    a court having jurisdiction enters a decree or order for relief in respect of the Issuer in an involuntary case or preceding under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the Issuer’s property, or ordering the winding-up or liquidation of the Issuer’s affairs shall have been entered and remained unstayed and in effect for a period of 60 consecutive days;
(b)    the Issuer commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator

(or other similar official) of the Issuer or of any substantial part of the Issuer’s property, or the making by the Issuer of a general assignment for the benefit of creditors;
(c)    the Issuer defaults in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;
(d)    the Issuer defaults in the payment of the principal on the Notes as and when the same shall become due, either at maturity, upon redemption, by declaration or otherwise; or
(e)    the Issuer defaults in the performance of, or breaches, any covenant or warranty of the Issuer in the this Agreement or Notes, and continuance of such default or breach for a period of 60 days after there has been given to the Issuer by the holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.”
Section 6.2.    Insolvency Event of Default. An “Insolvency Event of Default” is defined to include Section 6.1(a) and Section 6.1(b) above. The Issuer will promptly notify, and provide copies of such notice to, the Fiscal and Paying Agent of the occurrence of any Insolvency Event of Default. The Fiscal and Paying Agent will promptly deliver such copies of the notice to the holders of the Notes unless the Insolvency Event of Default shall have been cured or waived before the giving of such notice. If an Insolvency Event of Default occurs and continues, each holder of Notes may accelerate payment on such holder’s Notes by declaring the principal amount of and accrued interest on such Notes to be due and payable immediately. Any Event of Default with respect to a Note may be waived by the holder of such Note. There is no right of acceleration in any other circumstances, including, but not limited to Section 6(c), Section 6(d) and Section 6(e) listed above or if the Issuer defaults in the payment of interest or principal or the Issuer breaches this Agreement.
ARTICLE VII
CONSOLIDATION, MERGER AND SALE OF ASSETS
Section 7.1.    Merger, Conversion, Consolidation, or Succession to Business. The Issuer shall not consolidate with or merge into any other corporation, banking association or other legal entity or sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety unless:
(a)    immediately after such consolidation, merger, sale or conveyance, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing;
(b)    such successor or purchaser is organized under the laws of the United States of America or any state thereof or the District of Columbia; and
(c)    such successor or purchaser expressly assumes the due and punctual payment of the principal of and interest on the Notes of the Issuer and all obligations of the Issuer under the Notes and this Agreement.
This covenant would not apply to any transaction involving the Issuer that is a recapitalization, that constitutes a change of control or that involves the Issuer incurring a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of the Issuer’s assets as an entirety or substantially as an entirety.

ARTICLE VIII
MISCELLANEOUS
Section 8.1.    Notices. Notices and other communications hereunder shall (except to the extent otherwise expressly provided) be in writing or given via electronic media and shall be addressed as follows, or to such other addresses as the parties hereto shall specify from time to time.

If to the Issuer:	Origin Bank 500 South Service Road East Ruston, LA 71270 Attention: Chris Reigelman Email: chris@origin.bank

With a copy to:	Covington & Burling LLP One CityCenter 850 Tenth Street NW Washington, DC 20001 Attention: Michael P. Reed mreed@cov.com Christopher J. DeCresce cdecresce@cov.com

If to the Fiscal and Paying Agent:	U.S. Bank National Association Attn: Global Corporate Trust P.O. Box 4026 Brandon, MS 39047 wallace.duke@USBank.com

With a copy to:	U.S. Bank National Association Attn: Global Corporate Trust 333 Commerce Street Nashville, TN 37201 donna.wailliams5@USBank.com
All notices shall be deemed given when received.
Section 8.2.    Parties. Except for rights arising under Section 3.4(a), Section 4.2 and Section 8.6, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and nothing herein, express or implied, shall give to any other person including, without limitation, any beneficial owner of Notes, any benefits or any legal or equitable right, remedy or claim under this Agreement.
Section 8.3.    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY, IRREVOCABLY WAIVES ANY DEFENSE OF LACK OF PERSONAL JURISDICTION AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. THE ISSUER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 8.4.    Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.5.    Effect of Headings. The article and section headings herein are for convenience of reference only and shall not affect the construction hereof.
Section 8.6.    Amendments; Waivers; Notices of Acceleration After Events of Default; No Waiver.
(a)    The Issuer, when authorized by the resolutions of its Board of Directors, and the Fiscal and Paying Agent from time to time and at any time may enter into an agreement supplemental to this Agreement for one or more of the following purposes:
(i)    evidence succession of another entity and the assumption by any such successor of the Issuer’s obligations under the Notes and this Agreement;
(ii)    add further or supplement covenants, restrictions or conditions for the protection of holders of the Notes or to surrender any right or power conferred upon us;
(iii)    cure any ambiguities or correct or supplement the provisions of this Agreement that may be defective or inconsistent or inconsistent with the terms of the Notes, make such other provisions in regard to matters or questions arising under this Agreement or to make such other changes, provided that in each case, the changes shall not adversely affect the interests of the holders of the Notes;
(iv)    add or change any terms of this Agreement to permit or facilitate the issuance of the Notes in certificated form;
(v)    secure the Notes;
(vi)    add any additional Events of Default for the benefit of the holders of the Notes;
(vii)    conform the Notes or this Agreement to the description thereof contained in the Subordinated Note Purchase Agreement; or
(viii)    evidence or provide for the acceptance of appointment by a successor Paying Agent or add to or change any of the provisions of this Agreement that shall not adversely affect the interests of the holders of the Notes; provided, however, that such action shall not adversely affect the interests of the holders of the Notes affected thereby.
Subject to its rights, privileges and protections hereunder, the Fiscal and Paying Agent hereby is authorized to join with the Issuer in the execution of any such supplemental agreement, to make any further appropriate agreements and stipulations that may be contained in such supplemental agreement and to accept the conveyance, transfer and assignment of any property under such supplemental agreement, but the Fiscal and Paying Agent shall not be obligated to, but may in its discretion, enter into any such supplemental agreement that affects its own rights, duties or immunities under this Agreement or otherwise.
Any supplemental agreement authorized by the provisions of this Section 8.6(a) may be executed by the Issuer and the Fiscal and Paying Agent without the consent of the holders of any of the Notes at any time outstanding notwithstanding the provisions of Section 8.6(b). Any such supplemental agreement shall be accompanied by an opinion of Issuer’s counsel and an Officer’s Certificate to the Fiscal and Paying Agent that such supplemental agreement is authorized by the terms of this Agreement and that all conditions precedent to the execution of such supplemental agreement have been satisfied.
(b)    With the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes affected thereby at the time outstanding, the Issuer, when authorized by the resolutions of its Board of Directors, and the Fiscal and Paying Agent from time to time and at any time may enter into an agreement or agreements supplemental to this Agreement for the purpose of adding any provisions to or changing in any manner any of the provisions of this Agreement or of modifying, modifying or supplementing in any manner the rights of the Holders; provided, however, that, without the consent of the Holder of each Note affected thereby, no such amendment, modification or supplemental agreement shall:
(i)    change the maturity of the principal of, or any installment of interest on, any Note;
(ii)    reduce the principal amount of, or interest on, any Note, or reduce the amount of principal payable upon acceleration of the maturity of any Note;
(iii)    change any place of payment where, or the coin or currency in which, any Note or any interest on any note is payable;
(iv)    impair the right to institute suit for enforcement of any such payment on or after its maturity;
(v)    modify the subordination provisions in a manner adverse to the holders of the Notes;
(vi)    reduce the percentage in principal amount of Notes the consent of whose holders is required for any such amendment, modification or supplemental agreement or the consent of whose holders is required for any waiver of compliance with certain provisions under this Agreement and their consequences provided for under such agreement;
(vii)    make any changes to Section 10 (Events of Default) or Section 11 (Remedies upon Event of Default) of the Notes that adversely affect the rights of any holder of a Note;
(viii)    modify the provisions of this Agreement providing for the rescission and annulment of a declaration accelerating the maturity of the Notes, except to increase the percentage required to rescind or annul or to provide that certain other provisions of this Agreement cannot be modified or waived; or
(ix)    disproportionately and adversely affect the rights of any of the holders of the outstanding Notes.
Upon request of the Issuer, accompanied by the opinion of Issuer’s counsel and the Officer’s Certificate referred to herein below, and a copy of the resolutions of its Board of Directors certified by its Secretary or Assistant Secretary authorizing the execution of any such supplemental agreement, and upon the filing with the Fiscal and Paying Agent of evidence of the consent of the holders of the Notes as aforesaid, the Fiscal and Paying Agent shall join with the Issuer in the execution of such supplemental agreement unless such supplemental agreement affects the Fiscal and Paying Agent’s own rights, privileges, protections, duties or immunities under this Agreement or otherwise, in which case the Fiscal and Paying Agent may in its discretion, but shall not be obliged to, enter into such supplemental agreement. Any instrument given by or on behalf of any holder of any Note in connection with any consent to any such supplemental agreement shall be irrevocable once given and shall be conclusive and binding on all subsequent holders of such Note. All supplemental agreements to this Agreement or the provisions of a series of Notes shall be conclusive and binding on all holders of Notes of such series, whether or not notation of such supplemental agreement is made on such Notes.
It shall not be necessary for the consent of the holders of the Notes under this Section 8.6(b) to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such consent shall approve the substance thereof, provided that the Fiscal and Paying Agent shall have no responsibility for preparing any summary or other notice of such substance to be provided to holders of such Notes in connection with any such supplemental agreement.
Any supplemental agreement entered into pursuant to this Section 8.6(b) shall be accompanied by an opinion of Issuer’s counsel and an Officer’s Certificate to the Fiscal and Paying Agent that such supplemental agreement is authorized by the terms of this Agreement and that all conditions precedent to the execution of such supplemental agreement have been satisfied.

(c)    Notwithstanding any provision in this Section 8.6 to the contrary, the Issuer and the Fiscal and Paying Agent shall not enter into any agreement or agreements supplemental hereto for the purpose of changing the date of maturity of any Note unless, if consent is then required under applicable law or regulatory requirements, the relevant regulatory authority consents to such agreement or agreements. The Issuer shall give a copy of any such consent to the Fiscal and Paying Agent promptly upon receipt thereof.
(d)    Upon the execution of any supplemental agreement under this Section 8.6, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and each holder of Notes of the relevant series theretofore or thereafter authenticated and delivered hereunder shall be bound thereby. The Issuer shall transmit by mail to each holder of Notes affected thereby a notice setting forth the general terms of any supplemental agreement executed under this Section 8.6.
(e)    Upon the occurrence of an Event of Default on any Note, the Issuer shall promptly provide the Fiscal and Paying Agent written notice as to, and instruct the Fiscal and Paying Agent in writing to promptly provide all of the holders of such Notes such written notice as to, such occurrence of such Event of Default. Upon receipt of any such written instruction in respect of the occurrence of any such Event of Default, the Fiscal and Paying Agent shall promptly mail to all holders of such Notes any such written notice of such Event of Default, unless the Issuer shall have notified the Fiscal and Paying Agent in writing that such Event of Default shall have been cured before the sending of such written notice by the Fiscal and Paying Agent. The Fiscal and Paying Agent shall not be charged with any knowledge of any Event of Default, unless it has received written notice of an Event of Default from the Issuer as provided in this Section 8.6(e).
(f)    At any time after such a declaration of an Event of Default, and before any judgment or decree for the payment of the money due shall have been obtained or entered, each holder of the Notes may waive any Event of Default with respect to such holder’s Note. If such Event of Default is waived by a holder, the Issuer, the Fiscal and Paying Agent and such holder shall be restored to their respective former positions and rights under this Agreement and such holder’s Note of the relevant series; but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon. Whenever any Event of Default shall have been waived by a holder as permitted by this Section 8.6(f), such Event of Default, for all purposes of such holder’s Note of the relevant series and this Agreement, shall be deemed to have been cured and to be not continuing.
Section 8.7.    Subordination. The Notes are subordinated and will rank junior in right of payment to all of the Issuer’s Senior Indebtedness (including its deposits), as defined in the Note. The Notes will rank equally with all of the Notes in the same series and among other indebtedness of the Issuer ranked equal to the Note.
Upon any payment or distribution of assets to holders of senior indebtedness in case of any insolvency or bankruptcy proceeding (or any receivership, liquidation, reorganization or similar proceeding in connection therewith) relative to the Issuer, the Issuer’s creditors or assets, any liquidation, dissolution or other winding up, assignment for the benefit of creditors or other marshaling of the Issuer’s assets or liabilities, all holders of senior indebtedness will be entitled to receive payment in full of all amounts due before holders of Notes will be entitled to receive any payment of principal of or interest on the Notes. If the Notes are accelerated, all holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due before the holders of the Notes will be entitled to receive any payment of principal of or interest on the Notes. In addition, in the event of and during the continuation of any default in the payment of principal of or interest on any senior indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any senior indebtedness permits the acceleration of the maturity of such senior indebtedness, or if any judicial proceeding is pending with respect to the default in payment or event of default of such senior indebtedness, no payment on the principal of or interest on the Notes will be made unless and until the event of default has been cured or waived and the acceleration rescinded or annulled.
Section 8.8.    Further Issues. The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and with identical or nearly identical terms. Any such issuance shall be made pursuant to another offering document. The Issuer is not limited in the amount of senior indebtedness secured indebtedness or other liabilities having priority over, or ranking equally with, the Notes that the Issuer may incur.

Section 8.9.    Actions Due on Saturdays, Sundays and Holidays. If any date on which a payment, notice or other action required by this Agreement falls on a day other than a Business Day, then that action or payment need not be taken or made on such date, but may be taken or made on the next succeeding Business Day with the same force and effect as if made on such date.
Section 8.10.    Agreement to Pay Attorneys’ Fees and Other Expenses. In the event the Fiscal and Paying Agent shall employ attorneys or incur other expenses for the enforcement or performance or observance of any obligation or agreement under this Agreement, the Issuer agrees that it will, on demand therefor, pay to the Fiscal and Paying Agent the reasonable and documented fees and expenses of such attorneys and such other reasonable expenses incurred by the Fiscal and Paying Agent. Notwithstanding anything herein to the contrary, the Fiscal and Paying Agent will not have any affirmative duty to seek any enforcement or remedies on behalf of the holders of the Notes upon any occurrence of any Event of Default, and has no trust or agency relationship with any of the holders of the Notes.
Section 8.11.    Survival. The Fiscal and Paying Agent’s rights to compensation, reimbursement and indemnification shall survive the termination of this Agreement, including any termination pursuant to any federal or state bankruptcy law, to the extent enforceable under applicable law.
Section 8.12.    No Implied Waivers. The right of any party under any provision of this Agreement shall not be affected by its prior failure to require the performance by any other party under such provision or any other provision of this Agreement, nor shall the waiver by any party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself or any other provision.
Section 8.13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute one instrument.
Section 8.14.    Term. This Agreement shall remain in full force and effect until such time as the principal of and interest on all the Notes shall have been paid.
Section 8.15.    Waiver of Jury Trial. EACH OF THE ISSUER, HOLDERS OF THE NOTES AND THE FISCAL AND PAYING AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.16.    Force Majeure In no event shall the Fiscal and Paying Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Fiscal and Paying Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above.

Dated:	February 6, 2020	Origin Bank
as Issuer

By: /s/ Lance Hall
Lance Hall
President and Chief Executive Officer

Dated:	February 6, 2020	US Bank National Association,
as Fiscal and Paying Agent

By: /s/ Wallace L. Duke Jr.
Wallace L. Duke Jr.
Vice President

[Signature to Fiscal and Paying Agent Agreement]

EXHIBIT A

Form of Global Note

FORM OF GLOBAL SUBORDINATED NOTE
THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE (THIS “NOTE”) IS NOT A SAVINGS ACCOUNT, DEPOSIT, OR OTHER OBLIGATION OF ANY BANK AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS UNSECURED AND SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE CLAIMS OF CREDITORS (OTHER THAN CREDITORS HOLDING DEBT THAT BY ITS EXPRESS TERMS IS JUNIOR TO, OR RANKS EQUALLY IN RIGHT OF PAYMENT WITH, THIS NOTE) OF ORIGIN BANK, A LOUISIANA STATE-CHARTERED COMMERCIAL BANK (THE “ISSUER”), INCLUDING OBLIGATIONS OF THE ISSUER TO ITS DEPOSITORS, GENERAL UNSECURED CREDITORS, SECURED CREDITORS, HOLDERS OF SENIOR INDEBTEDNESS, AND OTHER OBLIGATIONS THAT ARE SUBJECT TO ANY PRIORITIES OR PREFERENCES UNDER APPLICABLE LAW, AND IS INELIGIBLE AS COLLATERAL FOR A LOAN MADE BY THE ISSUER.

IN THE EVENT OF RECEIVERSHIP, INSOLVENCY, LIQUIDATION OR SIMILAR PROCEEDING OF THE ISSUER, ALL CREDITORS OF THE ISSUER (OTHER THAN CREDITORS HOLDING DEBT THAT BY ITS EXPRESS TERMS IS JUNIOR TO, OR RANKS EQUALLY IN RIGHT OF PAYMENT WITH, THIS NOTE) SHALL BE ENTITLED TO BE PAID IN FULL WITH SUCH INTEREST AS MAY BE PROVIDED BY APPLICABLE LAW BEFORE ANY PAYMENT SHALL BE MADE ON ACCOUNT OF PRINCIPAL OF OR INTEREST ON THIS NOTE. AFTER PAYMENT IN FULL OF ALL SUMS OWING TO SUCH CREDITORS OF THE ISSUER, THE HOLDER OF THIS NOTE SHALL BE ENTITLED TO BE PAID FROM THE REMAINING ASSETS OF THE ISSUER THE UNPAID PRINCIPAL AMOUNT OF THIS NOTE PLUS ACCRUED AND UNPAID INTEREST THEREON BEFORE ANY PAYMENT OR OTHER DISTRIBUTION, WHETHER IN CASH, PROPERTY, OR OTHERWISE, SHALL BE MADE ON ACCOUNT OF ANY SHARES OF CAPITAL STOCK OF THE ISSUER OR ANY OBLIGATION THAT BY ITS EXPRESS TERMS IS JUNIOR TO THIS NOTE. THIS NOTE IS NOT AN OBLIGATION OF, OR OTHERWISE GUARANTEED BY, THE ISSUER’S SUBSIDIARIES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF DTC OR BY DTC FOR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR.
THIS NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 OR INCREMENTS OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF THIS NOTE IN SMALLER DENOMINATIONS SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER.

CUSIP NO.: 68622B AA8	PRINCIPAL AMOUNT
ISIN NO.: US68622BAA89	$70,000,000

4.25% FIXED-TO-FLOATING SUBORDINATED NOTE DUE 2030
ORIGIN BANK

ORIGINAL ISSUE DATE: February 6, 2020	PRINCIPAL AMOUNT: $70,000,000
INTEREST RATE:

Fixed Rate Period - From and including Original Issue Date to, but excluding, February 15, 2025, 4.25% per annum

Floating Rate Period - From and including February 15, 2025, to, but excluding, the Stated Maturity Date, Three-Month LIBOR plus a spread of 282 basis points per annum

AUTHORIZED DENOMINATIONS: $1,000
INTEREST PAYMENT DATE:

Fixed Rate Period
Each February 15 and August 15 semi-annually, in arrears, until maturity

Floating Rate Period
Each February 15, May 15, August 15 and November 15 quarterly, in arrears, until maturity

STATED MATURITY DATE: February 15, 2030
INITIAL REDEMPTION DATE: February 15, 2025 or at any time within 90 days of the occurrence of a Special Event (as defined herein)	REGULAR RECORD DATES: Fixed Rate Period - February 1 and August 1 Floating Rate Period - February 1, May 1, August 1 and November 1

1.	Payment.

a.
Origin Bank (the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $70,000,000 United States Dollars on the Stated Maturity Date specified above (except to the extent redeemed or repaid prior to the Stated Maturity Date) and to pay interest thereon (i) at the rate of 4.25% per year (computed on the basis of a 360-day year of twelve 30-day months) from and including the Original Issue Date specified above to but excluding the earlier of February 15, 2025 or the earlier date of any redemption pursuant to Section 8(a), Section 8(b) or Section 8(c) below (the “Fixed Rate Interest Period”), payable during the Fixed Rate Interest Period semi-annually in arrears, on February 15 and August 15 of each year (each, a “Fixed Interest Payment Date”), and (ii) at the rate per annum equal to the Three-month LIBOR rate (provided, that, in the event the Three-month LIBOR rate is less than zero, the Three-month LIBOR rate shall be deemed to be zero) plus 282 basis points (computed on the basis of a 360-day year based on the number of days actually elapsed) from and including February 15, 2025 to but excluding the Maturity Date or any early redemption date (the “Floating Rate Interest Period”), payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “Floating Interest Payment Date” and together with each Fixed Interest Payment Date, the “Interest Payment Dates”). The first Interest Payment Date shall be August 15, 2020. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on the Regular Record Date, next preceding the applicable Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the holder as of the close of business on such Regular Record Date and shall be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Issuer, notice of which shall be given to the holders of Notes not less than ten (10) calendar days prior to such Special Record Date.

b.
If any Interest Payment Date in the Fixed Rate Period is not a Business Day, then the payment will be made on the next succeeding Business Day and no interest will accrue as a result of such postponement. A “Business Day” means with respect to any Fixed Rate Interest Payment Date, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by applicable law, regulation, or executive order to be closed and (b) with respect to any Floating Rate Interest Payment Date, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by applicable law, regulation, or executive order to be closed, and additionally, is a London Banking Day. If any Interest Payment Date in the Floating Rate Period falls on a day that is not a Business Day, then such payment will be postponed to the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case such payment date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day.

c.	For purposes hereof:

i.	“Calculation Agent” means Issuer or the calculation agent appointed by the Issuer at or before February 15, 2025 pursuant to an agreement between the Issuer and such calculation agent.

ii.	“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

iii.	“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

iv.	“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

v.	“Three-month LIBOR” with respect to an Interest Period related to the Floating Rate Period, the rate determined by the Calculation Agent as follows:

1.
the London interbank offered rate for deposits in U.S. dollars for a three-month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Determination Date.

2.
If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Issuer, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000.00 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent, in consultation with the Issuer, shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Determination Date for loans in U.S. dollars to leading European banks for a three-month period for the applicable Interest Period in an amount of at least $1,000,000.00. If three quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, if a LIBOR Event (as defined below) has not occurred, Three-month LIBOR for the next Interest Period shall be equal to Three-month LIBOR in effect for the then-current Interest Period or, in the case of the first Interest Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this subsection had the dividend rate been a floating rate during the Fixed Rate Period.

vi.
Notwithstanding subsections (1) and (2) immediately above, if the Issuer, in its sole discretion, determines on the relevant Determination Date that the Three-month LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities similar to the Notes, and the Issuer has notified the Calculation Agent (if it is not the Issuer) of such determination (a “LIBOR Event”), then the Calculation Agent shall use, as directed by the Issuer, as a substitute or successor base rate (the “Alternative Rate”) for each future Determination Date, the forward-looking term rate for a tenor of three months based on the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York or such alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for the Three-month LIBOR. As part of such substitution, the Calculation Agent shall, as directed by the Issuer, make such adjustment to the Alternative Rate or the spread thereon, as well as the business day convention, the Determination Date and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if the Issuer determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for Three-month LIBOR, the Issuer may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA shall be binding upon the Issuer, the Calculation Agent and the holders of the Notes. If on any Determination Date during the Floating Rate Period (which may be the first Determination Date of the Floating Rate Period), a LIBOR Event has occurred prior to such Determination Date and for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed) as of such Determination Date, then, commencing on such Determination Date, the interest rate, business day convention and manner of calculating dividends applicable during the Fixed Rate Period shall be in effect for the applicable Interest Period and shall remain in effect during the remainder of the Floating Rate Period.

2.
Subordinated Notes; Noteholders. This Note is a duly authorized issue of notes of the Issuer designated as “4.25% Fixed-to-Floating Subordinated Notes Due 2030.” Payment of principal of, and interest on, this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Issuer will at all times appoint and maintain a fiscal and paying agent (the “Paying Agent”, which term shall include any successor Paying Agent), authorized by the Issuer to pay principal of, and interest on, this Note on behalf of the Issuer and having an office or agency (the “Paying Agent Office”) where this Note may be presented or surrendered for payment and where notices, designations, or requests in respect of payments with respect to this Note may be served (the “Place of Payment”). The Issuer has appointed U.S. Bank National Association as the Paying Agent, with the Paying Agent Office currently located at P.O. Box 4026, Brandon, MS 39047, Attention: Global Corporate Trust, pursuant to a Fiscal and Paying Agent Agreement, dated as of February 6, 2020, between the Paying Agent and the Issuer (the “Paying Agent Agreement”). The Issuer may remove the Paying Agent pursuant to the terms of the Paying Agent Agreement and appoint a successor Paying Agent. No provision of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay principal of, and interest on, this Note in U.S. dollars at the times, places, and rate herein prescribed.

3.
Transfer by FDIC. Notwithstanding any other provisions of this Note, including specifically those set forth in the provisions relating to events of default and covenants of the Issuer, it is expressly understood and agreed that the FDIC or any receiver or conservator of the Issuer appointed by the FDIC shall have the right in the performance of its legal duties, and as part of a liquidation designed to protect or further the continued existence of the Issuer or the rights of any parties or agencies with an interest in, or claim against, the Issuer or its assets, to transfer or direct the transfer of the obligations of this Note to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest on, this Note and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default or acceleration which may have occurred, or which may occur due or related to such transaction, plan, transfer, or assumption, pursuant to the provisions of this Note, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no default or acceleration occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

4.	Book Entry. Principal and any interest payments on book-entry Notes represented by this Global Note will be made by the Issuer to the Paying Agent for the account of DTC or its nominee.

5.
General. This Note will not be subject to any sinking fund. This Note is not convertible into, or exchangeable for, equity securities, other securities or assets of the Issuer or its subsidiaries. Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Paying Agent Agreement.

6.
Interest. Payments of interest hereon will include interest from and including the Original Issue Date or from the most recent date to which interest has been paid (or provided for) on the Note accrued to, but excluding, the relevant Interest Payment Date or Stated Maturity Date or date of earlier redemption or repayment, as the case may be, at the Interest Rate. Amounts resulting from the calculation of interest will be rounded to the nearest cent, with one-half cent being rounded upward.

7.
Redemption by Issuer. This Note will be redeemable at the option of the Issuer (i) in whole or in part, from time to time, upon not less than 30 nor more than 60 days’ prior notice, on any date on or after February 15, 2025, or (ii) in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice, at any time within 90 days following the occurrence of a Special Event (as defined below), in each case at a redemption price equal to the sum of 100% of the principal amount thereof and any accrued and unpaid interest to, but excluding, the redemption date. No Notes of $1,000 or less will be redeemed in part. The Note is not subject to redemption or prepayment at the option of the holder of the Note. Unless previously redeemed, this Note will be redeemed on the Stated Maturity Date. To the extent then required under or pursuant to applicable regulations of the appropriate federal banking agency (as defined in the Paying Agent Agreement), this Note may not be repaid prior to maturity without the prior written consent of the appropriate federal banking agency. Any partial redemption of this Note shall be made on a pro rata basis, subject to adjustments so that no Notes of $1,000 or less will be redeemed in part.

8.	Special Event. A “Special Event” means the occurrence of:

a.
the receipt by the Issuer of an opinion of independent tax counsel to the effect that, as a result of (i) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any rule or regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (ii) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (iii) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (iv) a threatened challenge asserted in writing in connection with an audit of the Issuer’s federal income tax returns or positions or a similar audit of any of the Issuer’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the Original Issue Date of the Notes, there is more than an insubstantial risk that interest payable by the Issuer on the Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Issuer, in whole or in part, for United States federal income tax purposes;

b.
a “regulatory capital treatment event”, which means the Issuer’s good faith determination that, as a result of: (i) any amendment to, or change in (including any announced prospective change), the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes; (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Notes; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Notes, there is more than an insubstantial risk that the Issuer will not be entitled to treat the full principal amount of the Notes as “Tier 2” capital (or its equivalent) for purposes of the capital adequacy guidelines of the FDIC (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any Notes are outstanding. “Appropriate federal banking agency” means the appropriate federal banking agency with respect to the Issuer as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision; or

c.	the Issuer becoming subject to the registration requirements for an investment company pursuant to the Investment Company Act of 1940, as amended.

9.	Covenants.

a.
Money for Notes Payments to Be Held in Trust. If the Issuer will at any time act as its own Paying Agent, it will, on or before each due date of the principal of, or interest on, any of the Notes, segregate and hold in trust for the benefit of the holders of the Notes entitled thereto a sum in dollars sufficient to pay the principal and interest, as the case may be, so becoming due until such sums will be paid to such persons or otherwise disposed of as herein provided, and will promptly notify the Paying Agent of its action or failure so to act.

b.
Corporate Existence. Subject to Section 13(b), the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect (i) the corporate existence of the Issuer, and (ii) the rights (charter and statutory), licenses and franchises of the Issuer; provided, that the Issuer will not be required to preserve the existence (corporate or other) of any such right, license or franchise of the Issuer if the Board of Directors of the Issuer determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and that the loss thereof will not be disadvantageous in any material respect to the Holders.

c.
Company Statement as to Compliance. The Issuer will deliver to the Paying Agent, within 120 days after the end of each fiscal year during which the Notes are outstanding, an Officers’ Certificate covering the preceding calendar year, stating whether or not, to the best of his or her knowledge, the Issuer is in default in the performance and observance of any of the terms, provisions and conditions of the terms of the Notes (without regard to notice requirements or periods of grace) and if the Issuer will be in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge.

10.	Events of Default. Each of the following will constitute an “Event of Default” with respect to the Notes:

a.
a court having jurisdiction enters a decree or order for relief in respect of the Issuer in an involuntary case or preceding under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the Issuer’s property, or ordering the winding-up or liquidation of the Issuer’s affairs shall have been entered and remained unstayed and in effect for a period of 60 consecutive days;

b.
the Issuer commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Issuer or of any substantial part of the Issuer’s property, or the making by the Issuer of a general assignment for the benefit of creditors;

c.	the Issuer defaults in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

d.	the Issuer defaults in the payment of the principal on the Notes as and when the same shall become due, either at maturity, upon redemption, by declaration or otherwise; or

e.
the Issuer defaults in the performance of, or breaches, any covenant or warranty of the Issuer in the Paying Agent Agreement or Notes, and continuance of such default or breach for a period of 60 days after there has been given to the Issuer by the holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.”

11.	Remedies upon Event of Default.

a.
Insolvency Event of Default. An “Insolvency Event of Default” is defined to include Section 10(a) and 10(b) above. The Issuer will promptly notify, and provide copies of such notice to, the Paying Agent of the occurrence of any Insolvency Event of Default. The Paying Agent will promptly deliver such copies of the notice to the holders of the Notes unless the Insolvency Event of Default shall have been cured or waived before the giving of such notice. If an Insolvency Event of Default occurs and continues, each holder of Notes may accelerate payment on such holder’s Notes by declaring the principal amount of and accrued interest on such Notes to be due and payable immediately. Any Event of Default with respect to a Note may be waived by the holder of such Note. There is no right of acceleration in any other circumstances, including, but not limited to Sections 10(c), (d) and (e) listed above or if the Issuer defaults in the payment of interest or principal or the Issuer breaches the Paying Agent Agreement.

b.
Other Events of Default. Upon the occurrence and continuation of any Event of Default, including for the avoidance of doubt an Insolvency Event of Default, until such Event of Default is cured by the Issuer or waived by the holders of Notes in accordance with Section 8.6 of the Paying Agent Agreement, except as required by any federal or state governmental agency, the Issuer shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Issuer’s capital stock; (ii) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt of the Issuer that ranks equal with or junior to the Subordinated Notes; or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (v) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Issuer’s common stock; (w) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (x) as a result of a reclassification of the Issuer’s capital stock or the exchange or conversion of one class or series of the Issuer’s capital stock for another class or series of the Issuer’s capital stock; (y) the purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (z) purchases of any class of the Issuer’s common stock related to the issuance of common stock or rights under any benefit plans for the Issuer’s directors, officers or employees or any of the Issuer’s dividend reinvestment plans.

12.	Subordination.

a.
The Notes are subordinated and will rank junior in right of payment to all of the Issuer’s obligations to creditors (other than creditors holding debt that by its express terms is junior to, or ranks equally in right of payment with, this Note), whether now outstanding or subsequently created, assumed, guaranteed or incurred (collectively, the “Senior Indebtedness”), including obligations of the Issuer to its depositors, general unsecured creditors, secured creditors, holders of senior indebtedness and other obligations that are subject to any priorities or preferences under applicable law. The Notes will rank equally with all of the Notes in the same series and among other indebtedness of the Issuer that by its express terms is ranked equal to the Note.

b.
The Notes will be unsecured and not be guaranteed by any of the Issuer’s subsidiaries or affiliates. Upon any payment or distribution of assets to holders of Senior Indebtedness in case of any insolvency or bankruptcy proceeding (or any receivership, liquidation, reorganization or similar proceeding in connection therewith) relative to the Issuer, the Issuer’s creditors or assets, any liquidation, dissolution or other winding up, assignment for the benefit of creditors or other marshaling of the Issuer’s assets or liabilities, all holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due before holders of Notes will be entitled to receive any payment of principal of or interest on the Notes. If the Notes are accelerated, all holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due before the holders of the Notes will be entitled to receive any payment of principal of or interest on the Notes. In addition, in the event of and during the continuation of any default in the payment of principal of or interest on any Senior Indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any Senior Indebtedness permits the acceleration of the maturity of such Senior Indebtedness, or if any judicial proceeding is pending with respect to the default in payment or event of default of such Senior Indebtedness, no payment on the principal of or interest on the Notes will be made unless and until the event of default has been cured or waived and the acceleration rescinded or annulled. The Notes and Paying Agent Agreement do not limit the amount of Senior Indebtedness, secured indebtedness, or other liabilities having priority over, or ranking equally with, the Notes that the Issuer or the Issuer’s subsidiaries may hereafter incur. The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and with identical or nearly identical terms.

13.	Other Provisions.

a.
If (i) any mutilated Note shall be surrendered to the Paying Agent, or if the Paying Agent shall receive evidence to its satisfaction of the destruction, loss or theft of any Note and (ii) there shall be delivered to the Paying Agent and the Issuer such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of the Issuer having notice that such Note has been acquired by a protected purchaser, the Issuer shall execute and the Paying Agent shall thereupon authenticate and deliver, in exchange for, or in lieu of, any such mutilated, destroyed, lost or stolen Note, a new Note, of like tenor and denomination. In connection with the issuance of any new Note, the Issuer or the Paying Agent may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Any duplicate Note issued pursuant to the Paying Agent Agreement shall constitute conclusive evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time. The Paying Agent shall keep a full and complete record of all such duplicate issued Notes and shall make such record available at all reasonable times to the Issuer and any persons authorized by the Issuer for inspection and for the taking of copies thereof or extracts therefrom.

b.
The Issuer may consolidate with or merge into any other corporation, banking association or other legal entity or sell, convey, transfer or lease all or substantially all of the property of the Issuer if: (i) immediately after such consolidation, merger, sale or conveyance, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; (ii) such successor or purchaser is organized under the laws of the United States of America or any state thereof or the District of Columbia; and (iii) such successor or purchaser expressly assumes the due and punctual payment of the principal of and interest on the Notes of the Issuer and all obligations of the Issuer under the Notes and Paying Agent Agreement. This covenant does not apply to any transaction involving the Issuer that is a recapitalization, that constitutes a change of control or that involves the Issuer incurring a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of the Issuer’s assets as an entirety or substantially as an entirety.

c.
The Issuer, the Paying Agent and any security registrar may deem and treat the holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon as herein provided and for all other purposes, and none of the Issuer or the Paying Agent or any security registrar shall be affected by any notice to the contrary.

d.
No recourse shall be had for the payment of principal of, or interest on, this Note or for any claim based hereon, or otherwise in respect hereof, against any affiliates, or any shareholders, employees, agents, officers or directors, as such, past, present or future, of the Issuer, any affiliate of the Issuer or any successor thereto, either directly or through the Issuer or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

e.
Any action by the holder of this Note shall bind all future holders of this Note, and of any note issued in exchange or replacement therefor or in place hereof, in respect of anything done or permitted by the Issuer or by the Paying Agent in pursuance of such action.

f.	No provision of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and interest on, this Note in U.S. dollars.

g.
As specified in the Paying Agent Agreement, the Notes may be amended, modified and supplemented, and the terms of the Notes may be waived, in certain instances either with the consent of 66 2/3% of holders of the aggregate principal amount of the Notes or, in certain circumstances, without the consent of the holders of the outstanding Notes as specified in the Paying Agent Agreement; provided, however, that without the consent of the holder of each Note affected thereby, no such amendment, modification or supplemental agreement shall:

i.	change the maturity of the principal of, or any installment of interest on, any Note;

ii.	reduce the principal amount of, or interest on, any Note, or reduce the amount of principal payable upon acceleration of the maturity of any Note;

iii.	change any place of payment where, or the coin or currency in which, any Note or any interest on any note is payable;

iv.	impair the right to institute suit for enforcement of any such payment on or after its maturity;

v.	modify the subordination provisions in a manner adverse to the holders of the Notes;

vi.
reduce the percentage in principal amount of Notes the consent of whose holders is required for any such amendment, modification or supplemental agreement or the consent of whose holders is required for any waiver of compliance with certain provisions under the Agreement and their consequences provided for under such agreement;

vii.	make any changes to Section 10 (Events of Default) or Section 11 (Remedies upon Event of Default) that adversely affects the rights of any holder of a Note;

viii.
modify the provisions of the Agreement providing for the rescission and annulment of a declaration accelerating the maturity of the Notes, except to increase the percentage required to rescind or annul or to provide that certain other provisions of the Agreement cannot be modified or waived; or

ix.	disproportionately and adversely affect the rights of any of the holders of the then outstanding Notes.

h.	The Notes must be sold in minimum denominations of $1,000 and in increments of $1,000 in excess thereof and shall not be exchangeable for Notes in smaller denominations.

i.	THE PAYING AGENCY AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

j.
If all or any portion of the Notes ceases to be deemed to be Tier 2 capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Stated Maturity Date, the Issuer will promptly notify the holders of the Notes and thereafter, if requested by the Issuer, the holders of the Notes will work together with the Issuer in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Notes to qualify as Tier 2 capital; provided, however, that nothing contained in this Section 12(j) shall limit the Issuer’s right to redeem the Notes pursuant to Section 7.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.
By:                                 Dated:
Authorized Signatory

Authenticated for and on behalf of
U.S. Bank National Association, as Fiscal and Paying Agent

By:
Authorized Signatory

ANNEX A
ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

_____________________________________________________________________________
PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF
ASSIGNEE:

_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
(Please print or type name and address, including postal zip code, of assignee)
the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints:

_____________________________________________________________________________
to transfer said Note on the books of the Fiscal and Paying Agent, with full power of substitution in the premises.

Dated: ___________________________        __________________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee: